Exhibit 10.2

GAP, INC.

DEFERRED COMPENSATION PLAN

(Originally Effective January 1, 2006)

(As Amended and Restated Effective March 24, 2016)

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GAP, INC.
DEFERRED COMPENSATION PLAN

(Originally Effective January 1, 2006)
(As Amended and Restated Effective March 24, 2016)

SECTION 1 INTRODUCTION
1.1    Purpose

The Gap, Inc. (the “Company”) has established the Gap, Inc. Deferred Compensation Plan (the “Plan”), to provide certain supplemental benefits to a select group of management employees of the Employers under the Plan, and to non-employee members of the Board of Directors of the Company, who contribute materially to the continued growth, development, and future success of the Employers.

The Plan is intended to comply with the American Jobs Creation Act of 2004, Code Section 409A, and related guidance. Accordingly, the provisions of the Plan shall be applied, construed and administered in compliance with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder. In addition, should there arise any ambiguity as to whether any provisions of this Plan would contravene one or more applicable requirements or limitations of Code Section 409A, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder. For purposes of Code Section 409A, all payments to be made on account of termination of employment shall only be made upon of a “separation from service” under Code Section 409A and the Treasury Regulations thereunder. Payments under the Plan shall be paid on a permissible payment event in a manner that complies with Code Section 409A and the Treasury Regulations thereunder. In no event shall a Participant, directly or indirectly, designate the calendar year of payment.

The Plan is intended to constitute an account balance plan (as defined in IRS Notice 2005-1, Q&A-9).

1.2    Effective Date; Plan Year

The Plan is hereby effective January 1, 2006, except as otherwise set forth herein. The Plan is administered on the basis of a Plan Year, as defined in subsection 2.24.

1.3    Plan Administration

The Company shall be the administrator (as that term is defined in Section 3(16)(A) of ERISA) of the Plan and shall be responsible for the administration of the Plan; provided, however, the Company may delegate all or any part of its powers, rights and duties under the Plan to such person or persons as it may deem advisable. Any notice or document relating to the Plan which is to be filed with the Company may be delivered, or mailed by registered or certified mail, postage pre-paid, to the Company, or to any designated Company representative, in care of the Company, at its principal office.

1.4	Unfunded Nature of Plan

The Plan is an unfunded, nonqualified deferred compensation plan that is intended to qualify for the exemptions provided in Sections 201, 301, and 401 of ERISA. Participants (and their Beneficiaries) shall have only those rights to payments as set forth in the Plan and shall be considered general, unsecured creditors of the Employers with respect to any such rights.

SECTION 2 DEFINITIONS

2.1    Account

“Account” means all notional accounts and subaccounts maintained for a Participant in order to reflect his interest under the Plan, as described in Section 6.

2.2    Accounting Date

“Accounting Date” means each day designated by the Company as of which the value of an Investment Fund is adjusted for notional deferrals, contributions, distributions, gains, losses, or expenses. To the extent not otherwise designated by the Committee, each Investment Fund will be valued as of each day on which the New York Stock Exchange is open for trading.

2.3    Beneficiary

“Beneficiary” means the person or persons to whom a deceased Participant’s benefits are payable under subsection 9.5.

2.4    Board

“Board” means the Board of Directors of the Company, as from time to time constituted.

2.5    Bonus

“Bonus” means an award of cash contingent upon the achievement of specified performance goals and payable to an Employee in a given year, with respect to the immediately preceding bonus performance period. “Sign-on Bonus” means an award of cash payable to the Employee upon or within a short period of time after date of hire, as determined in accordance with the Company’s compensation policies.

2.6    Bonus Deferrals

“Bonus Deferrals” means the amounts credited to a Participant’s Bonus Deferral Account pursuant to the Participant’s election made in accordance with subsection 4.2.

2.7    Code

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.

2.8    Committee

“Committee” means the US Savings Plan Investment Committee of the Company, as described in Section 11.

2.9    Company

“Company” means The Gap, Inc. or any successor organization or entity that assumes the Plan.

2.10    Compensation

With respect to any Participant who is an Employee, “Compensation” means the Participant’s total remuneration from the Employer while the Participant is an Eligible Individual which, absent a deferral election under the Plan, would have otherwise been received by the Employee in the taxable year (excluding bonuses and taxable and nontaxable fringe benefits, and excluding overtime and commission payments; provided, however, that Compensation shall include vacation pay and vacation payouts, and all amounts contributed by an Employer pursuant to a salary reduction agreement which are not includable in the Employee's gross income under sections 125, 132(f), or 402(e)(3) of the Code) payable for pay periods commencing on or after the Effective Date; provided, however, that Compensation shall be determined for these purposes without regard to the dollar limitations in effect for qualified plans under Section 401(a)(17) of the Code. With respect to any Participant who is a non-employee member of the Board, “Compensation” means all cash remuneration which, absent a deferral election under the Plan, would have otherwise been received by the Board member in the taxable year, payable (for Fiscal Year quarters commencing after the Effective Date) to the Board member for service on the Board and on Board committees, including any cash payable for attendance at Board meetings and Board committee meetings, but not including any amounts constituting reimbursements of expenses to Board members.

2.11    Compensation Committee

"Compensation Committee” means the Compensation and Management Development Committee of the Company.

2.12    Compensation Deferrals

“Compensation Deferrals” means the amounts credited to a Participant’s Compensation Deferral Account pursuant to the Participant’s election made in accordance with subsection 4.1.

2.13    Continuous Service

The term “Continuous Service” shall have the meaning assigned to such term in the GapShare 401(k) Plan.

2.14    Effective Date

“Effective Date” means January 1, 2006.

2.15    Eligible Individual

“Eligible Individual” means each non-employee member of the Board or Employee of an Employer who satisfies the requirements set forth in Section 3. With respect to Employees, “Eligible Individual” does not include any Employee who is employed in a country other than the United States of America (“U.S.”) unless he: (i) has been temporarily transferred to employment with the Employers in a non-U.S. country; (ii) is a citizen or resident alien of the U.S. at the time of the transfer; and (iii) remains on the U.S. payroll.
2.16    Employee

“Employee” means a person who is employed by an Employer, is on the Employer’s regular payroll, and is treated and/or classified by the Employer as a common law employee for purposes of wage withholding for Federal income taxes. If a person is not considered to be an Employee of the Employer in accordance with the preceding sentence, a subsequent determination by the Employer, any governmental agency, or a court that the person is a common law employee of the Employer, even if such determination is applicable to prior years, will not have a retroactive effect for purposes of eligibility to participate in the Plan.
2.17    Employer

“Employer” means The Gap, Inc. and any affiliate or subsidiary of the Company as defined in Subsections 414(b) and (c) of the Code that has adopted the Plan on behalf of its Eligible Individuals with the consent of the Company.

2.18    ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.

2.19    Investment Funds

“Investment Funds” means the notional funds or other investment vehicles designated pursuant to subsection 5.1.

2.20    Matching Contributions

“Matching Contributions” means the amounts credited to a Participant’s Matching Contribution Account under the Plan by the Employer, in accordance with subsection 4.3.

2.21    Participant

“Participant” means an Eligible Individual who meets the requirements of Section 3 and elects to make Compensation Deferrals pursuant to Section 4. By becoming a Participant and making deferrals under this Plan, each Participant agrees to be bound by the provisions of the Plan and the determinations of the Company and the Committee hereunder.

2.22    Plan

“Plan” means the Gap Inc. Deferred Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.
2.23    Plan Year/Plan Year Quarter/Fiscal Year

“Plan Year” means each 12-month period beginning January 1 and ending the following December 31. “Plan Year Quarter” means each three-month period ending March 31, June 30, September 30 and December 31. “Fiscal Year” means the fiscal year of the Company.
2.24    Qualified Domestic Relations Order

“Qualified Domestic Relations Order” for purposes of this Plan, shall have the meaning assigned to such term in subsection 9.7.
2.25    Retirement

“Retirement” for purposes of this Plan means, with respect to an Employee Participant, the Participant’s separation from service (within the meaning of Section 409A of the Code and the regulations, notices and other guidance thereunder) with the Employers, the Company and any subsidiary or affiliate of the Company as defined in Sections 414(b) and (c) of the Code after attaining age 50, and, with respect to a non-employee Board member Participant, the Participant’s resignation or removal from the Board after attaining age 50.
2.26    Social Security Taxable Wage Base

“Social Security Taxable Wage Base” means the maximum amount of earnings subject to payroll taxes in a given year, as announced annually by the Social Security Administration.
2.27    Spouse

“Spouse” means the person to whom a Participant is legally married under applicable state law at the earlier of the date of the Participant’s death or the date payment of the Participant’s benefits commenced and who is living on the date of the Participant’s death.
2.28    Termination Date

“Termination Date” means, with respect to an Employee Participant, the date on which the Participant has a separation from service (within the meaning of Section 409A of the Code and the regulations, notices and other guidance thereunder, including death) with the Employers, the Company and any subsidiary or affiliate of the Company, and, with respect to a non-employee Board member Participant, the date on which the Board member resigns, is removed or otherwise terminates service on the Board (including death). The date that an Employee’s performance of services for all the Employers is reduced to a level of less than 20% of the average level of services performed in the preceding 36-month period, shall be considered a Termination Date, and the performance of services at a level of 50% or more of the average level of services performed in the preceding 36-month period shall not be considered a Termination Date.
2.29    Other Definitions

Other defined terms used in the Plan shall have the meanings given such terms elsewhere in the Plan.

SECTION 3 ELIGIBILITY AND PARTICIPATION

3.1    Initial Eligibility

For each Plan Year, each (a) Employee of an Employer who is employed at the level of “director” or higher (as determined by the Company) and who has Compensation greater than 150% of the Social Security Taxable Wage Base for the prior Plan Year, and (b) non-employee member of the Board shall be an Eligible Individual eligible to participate in the Plan while he is determined by the Company to satisfy the criteria described in (a) immediately preceding, who is eligible to participate in the Plan by making a deferral election pursuant to Section 4. An Eligible Individual’s eligibility for any Plan Year shall be determined as of November 1 of the preceding Plan Year, based on the Eligible Individual’s position and Compensation, and on the Social Security Taxable Wage Base in effect on that November 1 date.

With respect to an Employee who first becomes an Eligible Individual (by virtue of a promotion, Compensation increase, commencement of employment with the Employers, or any other reason), the determination of such eligibility shall be based on the Employee’s position and Compensation in effect on the date of such initial eligibility, but shall be based on the Social Security Taxable Wage Base in effect during the preceding Plan Year.
Each Eligible Individual’s decision to become a Participant shall be entirely voluntary. An Eligible Individual who makes a deferral election pursuant to Section 4 shall become a Participant in the Plan.
3.2    Cessation of Participation

If a Participant ceases to be an Eligible Individual, no further Compensation Deferrals, Bonus Deferrals (if applicable) or Matching Contributions (if applicable) shall be credited to the Participant’s Accounts after the end of the Plan Year following the date the Participant ceases to be eligible, unless he is again determined to be an Eligible Individual, but the balance credited to his Accounts shall continue to be adjusted for notional investment gains and losses under the terms of the Plan and shall be distributed to him at the time and manner set forth in Section 9. An Employee or Board member shall cease to be a Participant after his Termination Date or other loss of eligibility as soon as his entire Account balance has been distributed.

3.3    Eligibility for Matching Contributions

An Employee Participant who has satisfied the length-of-service requirements necessary to become an “Eligible Employee” under the GapShare 401(k) Plan, and who has made a Compensation Deferral election pursuant to subsection 4.1 herein, shall be eligible to receive Matching Contributions described in subsection 4.3.

SECTION 4 DEFERRALS AND CONTRIBUTIONS

4.1    Compensation Deferrals

Each Plan Year, an Eligible Individual may elect to defer receipt (in increments of one percent) of up to 75 percent (with respect to Employee Eligible Individuals) or 100 percent (with respect to non-employee Board member Eligible Individuals) of his Compensation (or such other percentages as determined by the Company) earned with respect to pay periods beginning on and after the effective date of the election (or, in the case of non-employee Board member Eligible Individuals, Compensation earned with respect to Fiscal Year quarters beginning on and after the effective date of the election); provided, however, that Compensation earned prior to the date the Participant satisfies the eligibility requirements of Section 3 shall not be eligible for deferral under this Plan. In the case of an Employee, or non-employee Board member who is rehired (or who recommences Board Service) after having previously been an Eligible Individual, the phrase “first becomes an Eligible Individual” in the first sentence of the preceding paragraph shall be interpreted to apply only where the Eligible Individual is rehired (or recommences Board Service or recommences providing services to an Employer) at least 24 months after his last day as a previously Eligible Individual prior to again becoming such an Eligible Individual. In all other cases such rehired Employee or Board Member may not elect to make Compensation Deferrals until the next date determined by the Company with respect to Compensation earned after the following January 1. Similarly, in the case of an Employee who recommences status as an Eligible Individual for any other reason after having previously lost his status as an Eligible Individual (due to Compensation fluctuations, transfer from an ineligible location or job classification, or otherwise), the phrase “first becomes an Eligible Individual” shall be interpreted to apply only where the Eligible Individual regains his status as an Eligible Individual at least 24 months after his last day as a previously Eligible Individual prior to again becoming such an Eligible Individual. In all other cases such Re-Eligible Participant may not elect to make Compensation Deferrals until the next date determined by the Company with respect to Compensation earned after the following January 1. Except as otherwise provided in this subsection, a Participant’s deferral election for a Plan Year under this subsection must be made not later than December 31 of the preceding Plan year with respect to Compensation earned during the first payroll period of the next calendar year (considered for purposes of the Plan to be the payroll period containing December 31 of the prior year) or, in the case of Board Members, Compensation earned in fiscal year quarters beginning on and after January 1 of the following calendar year. An Employee or non-employee Board member who first becomes an Eligible Individual after the Effective Date (by virtue of a promotion, Compensation increase, commencement of employment with the Employers, commencement of Board service, or any other reason) shall be provided enrollment documents (including deferral election forms) with respect to his Compensation as soon as administratively feasible following such initial eligibility. Such Eligible Individual shall be permitted to defer his Compensation earned in the pay period (as soon as administratively practicable) (or, in the case of non-employee Board members, his Compensation earned in the Fiscal Year quarter) that begins following receipt of his properly completed election forms by the Company or its designee. Any such deferral election under this subsection must be made within 30 days of the date the Employee or Board Member first becomes an Eligible Individual; provided, however, that the date that an Employee or Board

Member first becomes Eligible for the Plan shall be determined based on proper notification of the Employee or Board Member by the Company in accordance with procedures determined by the Company. If an Eligible Individual does not elect to make Compensation Deferrals during that initial 30-day period, he may not elect to make Compensation Deferrals until the next date determined by the Company with respect to Compensation earned after the following January 1 (or, in the case of non-employee Board members, with respect to Compensation earned in the Fiscal Year quarter beginning after the following January 1).
An election to make Compensation Deferrals under this subsection 4.1 shall be irrevocable, and shall remain in effect for Compensation earned during the last payroll period ending on or before December 30 of the calendar year to which the election applies while the Participant is an Eligible Individual (or, in the case of non-Employee Board members, for Compensation earned through the Fiscal Year quarter that ends on or after December 31 of the calendar year to which the election applies). If a Participant fails to make a Compensation Deferral election for a given Plan Year, such Participant’s Compensation Deferral election for that Plan Year shall be deemed to be zero.
4.2    Bonus Deferrals
Each Plan Year, an Eligible Individual who is an Employee may elect to defer receipt (in increments of one percent) of up to 90 percent (or such other percentage as determined by the Company) of his Bonus for the next following Bonus “performance period” (generally a period of six months or longer, in which the Employee performs the services forming the basis for the Bonus) that begins in the Plan Year following the Plan Year of the Employee’s election. A Participant’s Bonus deferral election with respect to a Plan Year must be made at a time and in a manner determined by the Company, in its sole discretion, but in no event shall the deferral election be made later than December 31 of the preceding Plan Year. Notwithstanding the foregoing, effective January 1, 2008, an Employee who first becomes an Eligible Individual during a Plan Year by virtue of commencement of employment with the Employers shall be permitted to make a Bonus Deferral election to defer receipt of up to 90 percent (or such other amount as determined by the Company) of his Bonus (other than his Sign-on Bonus) into the Plan, but only if he makes such election within 30 days of first becoming an Eligible Individual. In case such Bonus Deferral election in the first year of eligibility described in the preceding sentence is made after the beginning of the Bonus performance period, the Bonus Deferral election will apply only to the portion of the Bonus equal to the total amount of the Bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the effective date of the Bonus Deferral election over the total number of days in the performance period. If an Eligible Individual does not elect to make a Bonus Deferral election during that initial 30-day period, he may not later elect to make an election for that performance period under this subsection. Notwithstanding the foregoing, an Employee who first becomes an Eligible Individual by virtue of commencement of employment with the Employers and who is eligible to receive a Sign-on Bonus shall be permitted to defer receipt of up to 90 percent (or such other amount as determined by the Company) of his Sign-on Bonus into the Plan, but only if he makes such election within 30 days of the date he first becomes an Eligible Individual. In the event that a Participant’s Sign-on Bonus is revoked, rescinded or forfeited in accordance with rules established by the Company, any amount of such Sign-on Bonus deferred into the Plan, adjusted for any notional earnings or losses thereon, shall be forfeited from such Participant’s Account, and shall be applied to offset the Employers’ Matching Contributions required in succeeding Plan Years or shall be returned to the applicable Employer, at the Company’s discretion. The Company may establish procedures to limit the Investment Fund options available to a Participant with respect to Sign-on Bonus deferrals.
An election to make Bonus Deferrals under this subsection 4.2 shall be irrevocable and shall remain in effect through the end of the applicable Bonus performance period. If a Participant fails to make a Bonus Deferral election for a given Plan Year, such Participant’s Bonus Deferral election for that Plan Year shall be deemed to be zero.
4.3    Matching Contributions
Matching Contributions shall be credited to the Matching Contribution Accounts of Employee Participants who have satisfied the requirements of subsection 3.3 and in accordance with the requirements of this subsection 4.3. The amount of any such Matching Contribution with respect to a Participant shall be equal to the Participant’s Compensation Deferrals, but in no event greater than 4% of such amount of the Participant’s Compensation (earned while the Participant satisfies the eligibility requirements under Section 3 of the Plan and under the GapShare 401(k) Plan) that exceeds the annual compensation limits provided under Code Section 401(a)(17) ($265,000 in 2015).
Any Matching Contributions made on behalf of Employee Participants under this Plan shall be credited to such Employee Participants’ Matching Contribution Accounts on an annual basis, as soon as administratively feasible after December 31 of the Plan Year, but only with respect to Employee Participants employed by an Employer on the last day of the applicable Plan Year. Notwithstanding the foregoing, effective September 1, 2011, Matching Contributions will also be payable as described in this subsection 4.3 to Participants not employed on the last day of the applicable Plan Year if, as of that date, the Participant is on an Employer’s payroll pursuant to a severance pay arrangement, or the Participant retired from service from the Employers in the applicable Plan Year after attaining age sixty (60) with five (5) years of Continuous Service.
4.4    No Election Changes During Plan Year
A Participant shall not be permitted to change or revoke his deferral elections. If a Participant’s status changes such that he becomes ineligible for the Plan during a Plan Year, the Participant’s deferrals under the Plan shall continue through the end of such Plan Year, as described in subsection 3.2.
4.5    Crediting of Deferrals
The amount of deferrals pursuant to subsections 4.1 and 4.2 shall be credited to the Participant’s Accounts as of a date not later than 15 business days after the date on which the amount (but for the deferral) otherwise would have been paid to the Participant.

4.6    Reduction of Deferrals or Contributions
Any deferrals or contributions to be credited to a Participant’s Account under this Section may be reduced by an amount equal to the Federal or state income, payroll, or other taxes required to be withheld on such deferrals or contributions or to satisfy any necessary employee welfare plan contributions. A Participant shall be entitled only to the net amount of such deferral or contribution (as adjusted from time to time pursuant to the terms of the Plan).

SECTION 5 NOTIONAL INVESTMENTS

5.1    Investment Funds
The Committee may designate, in its discretion, one or more Investment Funds for the notional investment of Participants’ Accounts. The Committee, in its discretion, may from time to time establish new Investment Funds or eliminate existing Investment Funds. The Investment Funds are for recordkeeping purposes only and do not allow Participants to direct any Company assets (including, if applicable, the assets of any trust related to the Plan). Each Participant’s Accounts shall be adjusted pursuant to the Participant’s notional investment elections made in accordance with this Section 5, except as otherwise determined by the Committee in its sole discretion.
5.2    Investment Fund Elections

A Participant may elect from among the Investment Funds for the notional investment of his Accounts from time to time in accordance with procedures established by the Company. The Company, in its discretion, may adopt (and may modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the notional investment of the Participant’s Accounts. Such procedures may differ among Participants or classes of Participants, as determined by the Company in its discretion. The Company may limit, delay or restrict the notional investment of certain Participants’ Accounts in accordance with Committee rules in order to comply with Company policy and applicable law or to minimize regulated filings and disclosures. Any deferred amounts subject to a Participant’s investment election that must be so limited, delayed or restricted under such circumstances may be notionally invested in an Investment Fund designated by the Committee, or may be credited with earnings at a rate determined by the Committee, which rate may be zero. A Participant’s notional investment election shall remain in effect until later changed in accordance with the rules of the Company. If a Participant does not make a notional investment election, all deferrals by the Participant and contributions on his behalf will be deemed to be notionally invested in the Investment Fund designated by the Committee for such purpose.
5.3    Investment Fund Transfers

A Participant may elect that all or a part of his notional interest in an Investment Fund shall be transferred to one or more of the other Investment Funds. A Participant may make such notional Investment Fund transfers in accordance with rules established from time to time by the Company, and in accordance with subsection 5.2.

SECTION 6 ACCOUNTING

6.1    Individual Accounts

The Company will maintain in the name of each Participant, as applicable, the following Accounts, and any subaccounts under such Accounts deemed necessary or advisable by the Company from time to time:

(a)
Compensation Deferral Account. A Compensation Deferral Account to reflect the Participant’s Compensation Deferrals and the notional gains, losses, expenses, appreciation and depreciation attributable thereto.

(b)
Bonus Deferral Account. A Bonus Deferral Account to reflect the Participant’s Bonus Deferrals, if applicable, and the notional gains, losses, expenses, appreciation and depreciation attributable thereto.

(c)
Matching Contribution Account. A Matching Contribution Account to reflect the Matching Contributions credited on behalf of the Participant, if applicable, and the notional gains, losses, expenses, appreciation and depreciation attributable thereto.

The Company may establish such rules and procedures relating to the maintenance, adjustment, and liquidation of Participants’ Accounts, the crediting of deferrals and contributions and the notional gains, losses, expenses, appreciation, and depreciation attributable thereto, as it considers necessary or advisable. In addition to the Accounts described above, the Company may maintain other Accounts or subaccounts in the names of Participants or otherwise, including, but not limited to, Accounts or subaccounts maintained in accordance with the requirements of a Qualified Domestic Relations Order, as the Company considers necessary or desirable.
6.2    Adjustment of Accounts

Pursuant to rules established by the Company and applied on a uniform basis, Participants’ Accounts will be adjusted on each Accounting Date, except as provided in Section 9, to reflect the value of the various Investment Funds as of such date, including adjustments to reflect any deferrals and contributions, notional transfers between Investment Funds, and notional gains, losses, expenses, appreciation, or depreciation with respect to such Accounts since the previous Accounting Date. The “value” of an Investment Fund at any Accounting Date shall be based on the fair market value of the Investment Fund, as determined by the Company.
6.3    Accounting Methods

The accounting methods or formulae to be used under the Plan for purposes of monitoring Participants’ Accounts, including the calculation and crediting of notional gains, losses, expenses, appreciation, or depreciation, shall be determined by the Company in its sole discretion. The accounting methods or formulae selected by the Company may be revised from time to time.
6.4    Statement of Account

At such times and in such manner as determined by the Company, but at least annually, each Participant will be furnished with a statement reflecting the condition of his Accounts.

SECTION 7 VESTING

A Participant shall be fully vested at all times in his Compensation Deferral Account, Bonus Deferral Account (if applicable) and Matching Contribution Account (if applicable), except as otherwise provided in subsection 4.2 with respect to Sign-on Bonuses, which are subject to a one-year vesting period.
Neither the Company nor the Employers in any way guarantee the Participant’s Account balance from loss or depreciation. Notwithstanding any provision of the Plan to the contrary, the Participant’s Account balance is subject to Section 8.

SETION 8 FUNDING

No Participant or other person shall acquire by reason of the Plan any right in or title to any assets, funds, or property of the Employers whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets, or other property of the Employers. Benefits under the Plan are unfunded and unsecured. A Participant shall have only an unfunded, unsecured right to the amounts, if any, payable hereunder to that Participant. The Employers’ obligations under this Plan are not secured or funded in any manner, even if the Company elects to establish a trust with respect to the Plan. Even though benefits provided under the Plan are not funded, the Company may establish a trust to assist in the payment of benefits. All investments under this Plan are notional and do not obligate the Employers (or their delegatees) to invest the assets of the Employers or of any such trust in a similar manner.

SECTION 9 DISTRIBUTION OF ACCOUNTS

9.1    Distribution of Accounts Prior to Retirement Date

With respect to any Participant who has a Termination Date that precedes his Retirement date, an amount equal to the Participant’s Accounts (including the Compensation Deferral Account, the Bonus Deferral Account, the Matching Contribution Account, and all notional earnings thereon) shall be distributed to the Participant (or, in the case of the Participant’s death, to the Participant’s Beneficiary), in the form of a single lump sum payment. Subject to subsection 9.3 hereof, it is the Company’s intention to distribute a Participant’s Accounts payable in a lump sum under this subsection 9.1 on the first day of the fourth month following the Participant’s Termination Date, or, if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant or his beneficiary, during the first calendar year in which the calculation of the amount is administratively practicable. Notwithstanding any provision of the Plan to the contrary, for purposes of this Subsection, a Participant’s Accounts shall be valued as of an Accounting Date as soon as administratively feasible preceding the date such distribution is made, in accordance with rules established by the Company.
Notwithstanding the foregoing:
(a)    In-Service Distribution Elections. A Participant who is an Employee may elect, in accordance with this Subsection, a distribution date for his Bonus Deferral and Compensation Deferral Accounts that is prior to his Termination Date (an “in-service distribution”). A Participant’s election of an in-service distribution date must: (i) be made at the time of his Bonus and Compensation Deferral election for a Plan Year; (ii) apply only to amounts deferred pursuant to that election; and (iii) be irrevocable. Effective for each Plan Year commencing on or after January 1, 2016, a Participant may elect a separate in-service distribution date with respect to a particular Plan Year’s Bonus Deferrals than with respect to a particular Plan Year’s Compensation Deferrals. The applicable in service distribution date must not be earlier than five (5) years following the later of (i) the Plan Year in which the applicable Bonus would have been paid absent the deferral and (ii) the Plan Year in which the applicable Compensation would have been paid absent the deferral, or as further determined or limited in accordance with rules established by the Committee. In no event shall a Participant be permitted to elect an in-service distribution of his Matching Contribution Account.
(b)    Board Compensation Deferrals. A Participant who is a non-employee Board member may elect, in accordance with Section 4, to elect a distribution date for his Compensation Deferral Account for any Plan Year that is prior to his Termination Date. A Participant’s election of a date under this subsection (b) must: (i) be made at the time of his Compensation Deferral election for a Plan Year; (ii) apply only to amounts deferred pursuant to that election; and (iii) be irrevocable. Such in-service distribution date must not be earlier than five (5) years following the Plan Year in which such Compensation would have been paid to him absent the deferral, or as further determined or limited in accordance with rules established by the Company.

Subject to subsection 9.3 hereof, it is the intention of the company to make payments pursuant to an in-service distribution election under subparagraphs (a) or (b) of this subsection 9.1 by the end of the calendar year in which the payment was elected to be made, or, if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant or his beneficiary, during the first calendar year in which the calculation of the amount is administratively practicable. For purposes of such payment, the value of the Participant’s Accounts for the applicable Plan Year shall be determined as of an Accounting Date preceding the date that such distribution is made, in accordance with rules established by the Company. In the event a Participant’s Termination Date occurs prior to the date the Participant had previously elected to have an in-service distribution payment made to him, such amount shall be paid to the Participant in a single lump sum in accordance with this subsection 9.1.
9.2    Distribution of Accounts After Retirement Date

A Participant may elect to receive payments from his Accounts in the form of a single lump sum, as described in Section 9.1, or in annual installments for 5, 10, or 15 years. Such election shall not be effective if the Participant’s Termination Date occurs before he reaches his Retirement date (age 50). Subject to subsection 9.3 hereof, it is the Company’s intention to distribute a Participant’s Accounts payable in a lump sum under this subsection 9.2 on the first day of the fourth month following the Participant’s Termination Date, or, if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant or his beneficiary, during the first calendar year in which the calculation of the amount is administratively practicable. To the extent a Participant fails to make an election, the Participant shall be deemed to have elected to receive his distribution for that Plan Year in the form of a single lump sum. Effective for each Plan Year commencing on or after January 1, 2016, a Participant may make a separate election with respect to his Bonus Deferrals for each Plan Year (as adjusted for gains and losses thereon) that provides for a different method of distribution from the method of distribution he elects with respect to his Compensation Deferrals (as adjusted for gains and losses thereon) for that Plan Year. The Participant’s Matching Contributions Account attributable to such Plan Year, if any (as adjusted for gains and losses thereon), shall be distributed in the same manner as his Compensation Deferral Account for such Plan Year.

(a)	Installment Elections. A Participant will be required to make his distribution election prior to the commencement of each Plan Year.

(b)
Installment Payments. It is the intention of the Company to make the first installment payment by the end of the calendar year in which occurs the Participant’s Retirement Date or death, or, if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant or his beneficiary, during the first calendar year in which the calculation of the amount is administratively practicable. Succeeding payments shall be made by the end of each succeeding calendar year, or as soon as administratively feasible for the Company to make such payment. The amount to be distributed in each installment payment shall be determined by dividing the value of the Participant’s Accounts as of an Accounting Date preceding the date of each distribution by the number of installment payments remaining to be made, in accordance with rules established by the Company. In the event of the death of the Participant prior to the full payment of his Accounts, payments will continue to be made to his Beneficiary in the same manner and at the same time as would have been payable to the Participant, but substituting the Participant’s date of death for the Participant’s Retirement Date.

9.3    Key Employees

Notwithstanding anything herein to the contrary, and subject to Code Section 409A, payment shall not be made or commence as a result of the Participant’s Termination Date to any Participant who is a key employee (defined below) before the date that is not less than six months after the Participant’s Termination Date. For this purpose, a key employee includes a “specified employee” (as defined in Code Section 409A(a)(2)(B)) during the entire 12-month period determined by the Company ending with the annual date upon which key employees are identified by the Company, and also including any Employee identified by the Company in good faith with respect to any distribution as belonging to the group of identified key employees, to a maximum of 200 such key employees, regardless of whether such Employee is subsequently determined by the Employer, any governmental agency, or a court not to be a key employee. In the event amounts are payable to a key employee in installments in accordance with subsection 9.2, the first installment shall be delayed by six months, with all other installment payments payable as originally scheduled. The identification date for determining key employees shall be each December 31 (and the new key employee list shall be updated and effective each subsequent April 1).
9.4    Mandatory Cash-Outs of Small Amounts

If the value of a Participant’s total Accounts equals the applicable dollar amount under Section 402(g) of the Code, or less at his Termination Date (or his death), or at any time thereafter, the Accounts will be paid to the Participant (or, in the event of his death, his Beneficiary) in a single lump sum, notwithstanding any election by the Participant otherwise. Subject to subsection 9.3 hereof, it is the Company’s intention to distribute a Participant’s Accounts payable in a lump sum under this subsection 9.4 on the first day of the fourth month following the Participant’s Termination Date, or, if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant or his beneficiary, during the first calendar year in which the calculation of the amount is administratively practicable.
9.5    Designation of Beneficiary

Each Participant from time to time may designate any individual, trust, charity or other person or persons to whom the value of the Participant’s Accounts will be paid in the event the Participant dies before receiving the value of all of his Accounts. A Beneficiary designation must be made in the manner required by the Company for this purpose. Primary and secondary

Beneficiaries are permitted. Payments to the Participant’s Beneficiary(ies) shall be made in accordance with subsection 9.1, 9.2 or 9.4, as applicable, after the Company has received proper notification of the Participant’s death.
A Beneficiary designation will be effective only when the Beneficiary designation is filed with the Company while the Participant is alive, and a subsequent Beneficiary designation will cancel all of the Participant’s Beneficiary designations previously filed with the Company. Any designation or revocation of a Beneficiary shall be effective as only if it is received by the Company. Once received, such designation shall be effective as of the date the designation was executed, but without prejudice to the Company on account of any payment made before the change is recorded by the Company. If a Beneficiary dies before payment of the Participant’s Accounts have been made, the Participant’s Accounts shall be distributed in accordance with the Participant’s Beneficiary designation and pursuant to rules established by the Company. If a deceased Participant failed to designate a Beneficiary, or if the designated Beneficiary predeceases the Participant, the value of the Participant’s Accounts shall be payable to the Participant’s Spouse or, if there is none, to the Participant’s estate, or in accordance with such other equitable procedures as determined by the Company.
9.6    Reemployment

If a former Participant is rehired by an Employer, the Company or any affiliate or subsidiary of the Company described in Section 414(b) and (c) of the Code, regardless of whether he is rehired as an Eligible Individual (with respect to an Employee Participant), or a former Participant returns to service as a Board member, any payments being made to such Participant hereunder by virtue of his previous Termination Date shall continue. If a former Participant is rehired by the Employer (with respect to an Employee Participant) or returns to service as a Board member, and in either case any payments to be made to the Participant by virtue of his previous Termination Date have not been made or commenced, such Participant shall no longer be entitled to such payments until his subsequent Termination Date.
9.7    Domestic Relations Orders

If applicable and notwithstanding Sections 9.1 and 9.2, all or a portion of a Participant’s Account balance in each Account may be paid to another person as specified in a domestic relations order that the Company determines is qualified (a “Qualified Domestic Relations Order”). For this purpose, a Qualified Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which:

(a)	is issued pursuant to a State’s domestic relations law;

(b)	relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;

(c)	creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan;

(d)
provides for an immediate lump sum payment as soon as administratively practicable after the later of (i) the date the Company determines that a Qualified Domestic Relations Order exists, and (ii) a date specified in the Qualified Domestic Relations Order; and

(e)	meets such other requirements established by the Company.

The Plan Administrator shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the Plan Administrator may consider the rules applicable to “domestic relations orders” under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant. If an order is determined by the Plan Administrator to be a Qualified Domestic Relations Order, the amount to which the other person is entitled under such order shall be paid in a lump sum payment as soon as administratively practicable after (but in no event later than 60 days following) the later of (i) the date the Plan Administrator makes such determination, and (ii) the date specified in the Qualified Domestic Relations Order.

In the event a lump sum payment is to be made to another person pursuant to a Qualified Domestic Relations Order, the Company shall have the authority to create an Account under the Plan for such other person. The Company shall establish such rules and procedures relating to the maintenance, adjustment, and liquidation of any such Account and the notional gains, losses, expenses, appreciation, and depreciation attributable thereto, as it considers necessary or advisable.
Any person who is to receive a payment from the Plan under the terms of a Qualified Domestic Relations Order shall be deemed to agree to be bound by the provisions of the Plan and the determinations of the Company, the Committee and the Plan Administrator hereunder.
9.8    Special Distribution Rules

Except as otherwise provided herein, in Section 9.7 and in Section 12, Account balances of Participants in this Plan shall not be distributed earlier than the applicable date or dates described in this Section 9. Notwithstanding the foregoing, in the case of payments: (i) the deduction for which would be limited or eliminated by the application of Section 162(m) of the Code; (ii) that would violate securities or other applicable laws; or (iii) that would violate loan covenants or other contractual terms to which an Employer is a party, where such a violation would result in material harm to an Employer; the payment may be delayed in the discretion of the Company. In the case of a payment described in (i) above, the payment must be deferred either to a date in the first year in which the Company reasonably anticipates that a payment of such amount would not result in a limitation of a deduction with respect to the payment of such amount under Section 162(m), or the year in which the Participant’s Termination Date occurs. In the case of a payment described in (ii) or (iii) above, payment will be made in the first calendar year in which the Company reasonably anticipates that the payment would not violate loan or other similar contractual terms, the violation would not result in material harm to an

Employer, or the payment would not result in a violation of securities or other applicable laws. Payments intended to pay employment taxes or payments made as a result of income inclusion of an amount in a Participant’s Accounts as a result of a failure to satisfy Section 409A of the Code shall be permitted at the Company’s discretion at any time and to the extent provided in Proposed Treasury Regulations under Section 409A of the Code and IRS Notice 2005-1, Q&A-15, and any applicable subsequent guidance. “Employment taxes” shall include Federal Income Contributions Act (FICA) tax imposed under Sections 3101 and 3121(v)(2) of the Code on compensation deferred under the Plan (the “FICA Amount”), the income tax imposed under Section 3401 of the Code on the FICA Amount, and to pay the additional income tax under Section 3401 of the Code attributable to the pyramiding Section 3401 wages and taxes.

SECTION 10 GENERAL PROVISIONS

10.1    Transferability of Plan Interests

The interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any state’s income tax act, may not be voluntarily or involuntarily sold, transferred, alienated, assigned, or encumbered. Effective March 24, 2016, a Participant’s interest in the Plan is transferable pursuant to a Qualified Domestic Relations Order, in accordance with Section 9.7.
10.2    Employment Rights

The Plan does not constitute a contract of employment, and participation in the Plan shall not give any Employee the right to be retained in the employ of an Employer, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. The Employers expressly reserve the right to discharge any Employee at any time.
10.3    Litigation by Participants or Other Persons

If a legal action begun against the Committee (or any member or former member thereof), an Employer, or any person or persons to whom an Employer or the Committee has delegated all or part of its duties hereunder, by or on behalf of any person results adversely to that person, or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the cost to the Committee (or any member or former member thereof), the Employers or any person or persons to whom the Employer or the Committee has delegated all or part of its duties hereunder of defending the action shall be charged to the extent permitted by law to the sums, if any, which were involved in the action or were payable to the Participant or other person concerned.
10.4    Evidence

Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information which the person acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.
10.5    Waiver of Notice

Any notice required under the Plan may be waived by the person entitled to such notice.
10.6    Controlling Law

Except to the extent superseded by laws of the United States, the laws of the State of California shall be controlling in all matters relating to the Plan.

10.7    Statutory References

Any reference in the Plan to a Code section or a section of ERISA, or to a section of any other Federal law, shall include any comparable section or sections of any future legislation that amends, supplements, or supersedes that section.
10.8    Severability

In case any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provision had never been set forth in the Plan.
10.9    Action by the Company, the Employers or the Committee

Any action required or permitted to be taken by the Company or any of the Employers under the Plan shall be by resolution of its board of directors, by resolution or other action of a duly authorized committee of its board of directors, or by action of a person or persons authorized by resolution of its board of directors or such committee. Any action required or permitted to be taken by the Committee under the Plan shall be by resolution or other action of the Committee or by a person or persons duly authorized by the Committee.
10.10 Headings and Captions

The headings and captions contained in this Plan are inserted only as a matter of convenience and for reference, and in no way define, limit, enlarge, or describe the scope or intent of the Plan, nor in any way shall affect the construction of any provision of the Plan.
10.11 Gender and Number

Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.
10.12 Examination of Documents

Copies of the Plan and any amendments thereto are on file at the office of the Company where they may be examined by any Participant or other person entitled to benefits under the Plan during normal business hours.
10.13 Elections

Each election or request required or permitted to be made by a Participant (or a Participant’s Spouse or Beneficiary) shall be made in accordance with the rules and procedures established by the Company and shall be effective as determined by the Company. The Company’s rules and procedures may address, among other things, the method and timing of any elections or requests required or permitted to be made by a Participant (or a Participant’s Spouse or Beneficiary).

10.14 Manner of Delivery

Each notice or statement provided to a Participant shall be delivered in any manner established by the Company and in accordance with applicable law, including, but not limited to, electronic delivery.
10.15 Facility of Payment

When a person entitled to benefits under the Plan is a minor, under legal disability, or, in the Company’s opinion, is in any way incapacitated so as to be unable to manage his financial affairs, the Company may cause the benefits to be paid to such person’s guardian or legal representative. If no guardian or legal representative has been appointed, or if the Company so determines in its sole discretion, payment may be made to any person as custodian for such individual under the California Uniform Transfers to Minors Act or other applicable state law, or to the legal representative of such person for such person’s benefit, or the Company may direct the application of such benefits for the benefit of such person. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment under the Plan.
10.16 Missing Persons

The Employers and the Company shall not be required to search for or locate a Participant, Spouse, Beneficiary, or any other person entitled to a payment under the Plan. Each Participant, Spouse, Beneficiary, and any other person entitled to a payment under the Plan must file with the Company, from time to time, in writing, the Participant’s, Spouse’s, Beneficiary’s or other person’s post office address and each change of post office address. Any communication, statement, or notice addressed to a Participant, Spouse, Beneficiary or other person entitled to a payment under the Plan at the last post office address filed with the Company, or if no address is filed with the Company, then in the case of a Participant, at the Participant’s last post office address as shown on the Employer’s records, shall be considered a notification for purposes of the Plan and shall be binding on the Participant and the Participant’s Spouse, Beneficiary for all purposes of the Plan.
If the Company is unable to locate the Participant, Spouse, Beneficiary or other person entitled to a payment under the Plan to whom a Participant’s Accounts or an Account are/is payable, the Participant’s Accounts or other Account shall be frozen as of the date on which distribution would have been completed under the terms of the Plan, and no further notional investment returns shall be credited thereto.
If a Participant, Spouse, Beneficiary or other person entitled to a payment under the Plan whose Accounts were frozen files a claim for distribution of the Accounts within 7 years after the date the Accounts are frozen, and if the Company determines that such claim is valid, then the frozen balance shall be paid by the Company to the Participant, Beneficiary or other person entitled to a payment under the Plan in a lump sum cash payment as soon as practicable thereafter. If the Company notifies a Participant, Spouse, Beneficiary or other person entitled to a payment under the Plan of the provisions of this Subsection, and the Participant, Spouse, Beneficiary or person entitled to a payment under the Plan fails to claim the Participant’s, Spouse’s,

Beneficiary’s or person’s benefits or make such person’s whereabouts known to the Company within 7 years after the date the Accounts are frozen, the benefits of the Participant, Spouse, Beneficiary or other person entitled to a payment under the Plan may be disposed of, to the extent permitted by applicable law, by one or more of the following methods:
(a)    By retaining such benefits in the Plan.

(b)	By paying such benefits to a court of competent jurisdiction for judicial determination of the right thereto.

(c)
By forfeiting such benefits in accordance with procedures established by the Company. If a Participant, Spouse, Beneficiary or other person entitled to a payment under the Plan is subsequently located, such benefits shall be restored (without adjustment) to the Participant, Spouse, Beneficiary or other person under the Plan.

(d)	By any equitable manner permitted by law under rules adopted by the Company.

10.17 Recovery of Benefits

In the event a Participant, Spouse, Beneficiary or other person entitled to a payment under the Plan receives a benefit payment from the Plan that is in excess of the benefit payment that should have been made to such Participant, Spouse, Beneficiary or person, or in the event a person other than a Participant, Spouse, Beneficiary or person entitled to a payment under the Plan receives an erroneous payment from the Plan, the Company shall have the right, on behalf of the Plan, to recover the amount of the excess or erroneous payment from the recipient. To the extent permitted under applicable law, the Company may, at its option, deduct the amount of such excess or erroneous payment from any future benefits payable to the applicable Participant, Spouse, Beneficiary or person entitled to receive a payment from the Plan.
10.18 Effect on Other Benefits

Except as otherwise specifically provided under the terms of any other employee benefit plan of the Company, a Participant’s participation in this Plan shall not affect the benefits provided under such other employee benefit plan.
10.19 Tax and Legal Effects

The Employers, the Committee, and their representatives and delegatees do not in any way guarantee the tax treatment of benefits for any Participant, Spouse, Beneficiary or other person entitled to a payment under the Plan, and the Employers, the Committee, and their representatives and delegatees do not in any way guarantee or assume any responsibility or liability for the legal, tax, or other implications or effects of the Plan. In the event of any legal, tax, or other change that may affect the Plan, the Company may, in its sole discretion, take any actions it deems necessary or desirable as a result of such change.

SECTION 11 PLAN ADMINISTRATION

11.1    Establishment of Committee

The Plan shall be administered by the Company. A Committee established by the Company, which as of May 8, 2006 is the US Savings Plan Investment Committee, shall be responsible for the duties described in subsection 11.2 below.
11.2    Committee General Powers, Rights, and Duties

Except as otherwise specifically provided herein, and in addition to the powers, rights and duties specifically given to the Committee elsewhere in the Plan or otherwise delegated to the Committee by the Company or the Compensation and Management Development Committee, the Committee shall have the full power and authority for the establishment of an investment policy for the Plan, and the selection, monitoring, and termination of notional investment options for the Plan, and such other powers, rights and duties as may be described from time to time in the Committee’s Charter. Except as otherwise specifically provided herein, and in addition to the powers, rights and duties specifically given to the Company elsewhere in the Plan, the Company shall have the following powers, rights and duties, which shall be exercisable in the sole discretion of the Company:

(a)
To adopt such rules, procedures, and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan and to change, alter, or amend such rules, procedures, and regulations;

(b)	To construe and interpret the provisions of the Plan and make factual determinations thereunder;

(c)
To determine all questions arising in the administration of the Plan, including the power to determine the rights or eligibility of Employees or Participants or any other persons, and the amounts of their benefits (if any) under the Plan, and to remedy ambiguities, inconsistencies, or omissions, and any such determination shall be binding on all parties;

(d)
To employ and suitably compensate such agents, attorneys, accountants, actuaries, recordkeepers, or other persons (who also may be employed by the Company) to render advice and perform other services as the Company may deem necessary to carry out its powers, rights, and duties;

(e)	To the extent applicable, to direct payments or distributions in accordance with the provisions of the Plan;

(f)	To furnish the Employers with such information as may be required by them for tax or other purposes in connection with the Plan;

(g)    To communicate the Plan and its requirements to Participants;

(h)	To take such actions as the Company may deem necessary or advisable to correct any errors in the operation of the Plan; and

(i)	To take such other actions as the Company may deem necessary for the proper administration and operation of the Plan in accordance with its terms.

11.3    Interested Committee Member

No member of the Committee who is also an Employee of an Employer shall be excluded from participating in the Plan if otherwise eligible. If a member of the Committee (or one of its delegatees or designees) also is a Participant in the Plan, he may not decide or determine any matter or question concerning distributions of any kind to be made to him or her or the nature or mode of settlement of his benefits unless such decision or determination could be made by him or her under the Plan if he were not serving on the Committee.
11.4    Compensation and Expenses

Unless paid by an Employer, all reasonable costs, charges, and expenses incurred in the administration of this Plan, including expenses incurred by the Committee, compensation to an investment manager, and any compensation to agents, attorneys, actuaries, accountants, recordkeepers, and other persons performing services on behalf of this Plan or for the Committee, may be drawn from (a) Accounts, in the form of a flat fee or a percentage of the value of each Account, (b) notional earnings or gains in each Investment Fund, or (c) an account maintained under a trust related to the Plan (if any).
11.5    Information Required by Company

Each person entitled to benefits under the Plan must file with the Company from time to time in writing such person’s mailing address and each change of mailing address. Any communication, statement, or notice addressed to any person at the last mailing address filed with the Company will be binding upon such person for all purposes of the Plan. Each person entitled to benefits under the Plan also shall furnish the Company with such documents, evidence, data, or information as the Company considers necessary or desirable for the purposes of administering the Plan. The Employers shall furnish the Company with such data and information as the Company may deem necessary or desirable in order to administer the Plan. The records of the Employers as to an Employee’s or Participant’s period of employment or membership on the Board, termination of employment or membership and the reason therefor, leave of absence, reemployment, and Compensation will be conclusive on all persons unless determined to the Company’s satisfaction to be incorrect.

11.6    Uniform Application of Rules

The Company shall administer the Plan on a reasonable basis. Any rules, procedures, or regulations established by the Company shall be applied uniformly to all persons similarly situated.
11.7    Review of Benefit Determinations

Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA, the regulations thereunder, and such reasonable claims procedures as may be established by the Company. The Plan shall provide adequate notice to any Participant, Spouse, Beneficiary, or other claimant whose claim for benefits under the Plan has been denied, setting forth the reasons for such denial, and shall afford such claimant a reasonable opportunity for a full and fair review. After exhaustion of the Plan’s claim procedures, any further legal action taken against the Plan or its fiduciaries by the Participant, Spouse, or Beneficiary (or other claimant) for benefits under the Plan must be filed in a court of law no later than 120 days after the Company’s final decision regarding the claim. No action at law or in equity shall be brought to recover benefits under this Plan until the appeal rights herein provided have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. All decisions and communications to Participants, Spouses, Beneficiaries, or other persons regarding a claim for benefits under the Plan shall be held strictly confidential by the Participant, Spouse, or Beneficiary (or other claimant), and the Company, the Employers, and their agents.
11.8    Company’s Decision Final

Benefits under the Plan will be paid only if the Company decides in its sole discretion that a Participant or Beneficiary (or other claimant) is entitled to them. Subject to applicable law, any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Company made by the Company or its delegate in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Company shall make such adjustment on account thereof as it considers equitable and practicable.

SECTION 12 AMENDMENT AND TERMINATION

While the Company expects and intends to continue the Plan, the Company reserves the right to amend the Plan at any time and for any reason, including the right to amend this Section 12 and the Plan termination rules herein; provided, however, that each Participant will be entitled to the amount credited to his Accounts immediately prior to such amendment . The Company’s power to amend the Plan includes (without limitation) the power to change the Plan provisions regarding eligibility, contributions, notional investments, vesting, and distribution forms, and timing of payments, including changes applicable to benefits accrued prior to the effective date of any such amendment; provided, however, that amendments to the Plan (other than amendments relating to Plan termination) shall not cause the Plan to provide for acceleration of distributions in violation of Section 409A of the Code and applicable regulations thereunder
The Company reserves the right to terminate the Plan at any time and for any reason; provided, however, that each Participant will be entitled to the amount credited to his Accounts immediately prior to such termination (but such Accounts shall not be adjusted for future notional income, losses, expenses, appreciation and depreciation).
In the event that the Plan is terminated pursuant to this Section 12, the balances in affected Participants’ Accounts shall be distributed at the time and in the manner set forth in Section 9. Notwithstanding the foregoing, the Company reserves the right to make all such distributions within the second twelve-month period commencing with the date of termination of the Plan; provided, however, that no such distribution will be made during the first twelve-month period following such date of Plan termination other than those that would otherwise be payable under Section 9 absent the termination of the Plan.
IN WITNESS WHEREOF, the Company has signed this Plan document, as amended and restated effective as of March 24, 2016
The GAP, Inc

By:    /s/ Greg Holmes
Greg Holmes

Title: Vice President, Global Human Resources

APPENDIX A
Merger of
The Gap, Inc. Executive Deferred Compensation Plan
into
Gap Inc. Deferred Compensation Plan
(prior to June 30, 2009, known as the Gap Inc. Supplemental Deferred Compensation Plan)

A-1.    Introduction. The Gap, Inc. (the “Company”) maintains The Gap, Inc. Executive Deferred Compensation Plan (the “EDCP”) for the benefit of certain of its eligible employees. As of the close of business on June 30, 2009 (the “Merger Date”), the EDCP shall be merged into and continued in the form of this Plan.
A-2.    Purpose. The purpose of this Appendix A is to set forth special provisions which will apply under the Plan on and after June 30, 2009 to reflect the merger and resulting transfer of notional accounts of participants in the EDCP into the Plan on the Merger Date. The Plan is designed to comply with the American Jobs Creation Act of 2004, as amended (the “Jobs Act”), and section 409A of the Code. The Plan is intended to conform to the requirements of the Jobs Act and section 409A of the Code, and final Treasury Regulations issued thereunder, with respect to Non-Grandfathered amounts under the Plan. It is intended that the provisions of the Plan relating to the amounts merged into the Plan from the EDCP be interpreted for periods prior to January 1, 2009 according to a good faith interpretation of the Jobs Act and section 409A of the Code, and consistent with published guidance thereunder, including, without limitation, IRS Notice 2005-1 and the proposed and final Treasury Regulations under section 409A of the Code. Treatment of amounts deferred under the Plan pursuant to and in accordance with any transition rules provided under all IRS published guidance and other applicable authorities in connection with the Jobs Act or section 409A of the Code, shall be expressly authorized hereunder and shall be administered in accordance with procedures established by the Company. In the event of any inconsistency between the terms of the Plan and the Jobs Act or section 409A of the Code with respect to Non-Grandfathered amounts, the terms of the Jobs Act and section 409A of the Code shall prevail and govern. “Grandfathered Amounts” shall mean the portion of the participant’s account balance under the EDCP as of December 31, 2004, the right to which was earned and vested (within the meaning of Treasury Regulation §1.409A-6(a)(2)) as of December 31, 2004, plus the right to future contributions to the account the right to which was earned and vested (within the meaning of Treasury Regulation. §1.409A-6(a)(2)) as of December 31, 2004, to the extent such contributions are actually made, each determined by reference to the terms of the EDCP in effect as of October 3, 2004, but only to the extent such EDCP terms have not been materially modified (within the meaning of Treasury Regulation §1.409A-6(a)(4)) after October 3, 2004. Grandfathered Amounts shall include any earnings (within the meaning of Treasury Regulation. §1.409A-1(o)) attributable thereto. “Non-Grandfathered Amounts” shall mean the Participant’s Account balance under the Plan less any portion of the Participant’s Account balance under the Plan constituting Grandfathered Amounts.

A-3.    Participation in the Plan. Each employee of the Company who, immediately prior to the Merger Date, was a participant with an account under the EDCP (an “Appendix A Participant”) became a Participant with an Account under the Plan effective as of the Merger Date, in accordance with the provisions of the Plan, as described in paragraph A-4 below.
A-4.    Prior Accounts. Notional amounts credited to the notional accounts maintained under the EDCP for Appendix A Participants, as adjusted as of the Merger Date in accordance with the terms of the EDCP ( the “Prior Accounts”), will be credited to this Plan as of the Merger Date, and shall be notionally invested in the corresponding Investment Funds under this Plan to the extent determined by the Investment Committee and, at the discretion of the Investment Committee, as directed by the Appendix A Participant. Notwithstanding the foregoing, “Grandfathered Amounts” shall be held in separate “Grandfathered Accounts” and subaccounts to the extent deemed necessary and desirable by the Company.
A-5.    Termination Date. The Termination Date with respect to an Appendix A Participant applicable to an Appendix A Participant’s Grandfathered Amounts shall be the date on which the Appendix A Participant ceases to perform services with the Company and any affiliate.
A-6.    Former Participants. Former participants in the EDCP who terminated employment prior to the Merger Date but have not received payment in full of their vested Prior Account balances by that date shall have their remaining Prior Account balances maintained under the Plan. Such former participants in the EDCP with Prior Account balances under the Plan (or, in case of their death, their beneficiaries) may direct the notional investment of their Accounts pursuant to the provisions of the Plan until such Accounts are paid out in full and only for this purpose shall be treated as a “Participant” or a “Beneficiary”, as the case may be, under the Plan. Until payment in full is made, the Prior Account balances shall be adjusted pursuant to the terms of the Plan.
A-7.    Manner of Distribution. The elections made by participants under the EDCP with respect to the manner of distribution of their Prior Account balances, plus notional appreciation, income, and earnings and minus notional depreciation and losses thereon (“Adjusted Prior Account Balances”) shall continue to apply to Adjusted Prior Account Balances of Appendix A Participants under this Plan on and after the Merger Date. Upon the Participant’s Termination date, the unvested portion of such Account shall be permanently forfeited.
A-8.    In-Service Withdrawals. With respect to Grandfathered Amounts, the Company, in its sole discretion and notwithstanding any contrary provision of the Plan, may determine that all or part of the Appendix A Participant’s vested Prior Account shall be paid to him or her immediately as an in-service withdrawal; provided, however, that an amount equal to ten percent of the total amount of the in-service withdrawal shall be withheld by the Company and permanently forfeited. Appendix A Participants shall be limited to one in-service withdrawal per Plan Year.
A-9.    Timing of Distributions. Adjusted Prior Account Balances of Appendix A Participants shall be distributed pursuant to the terms of this Plan. Notwithstanding the foregoing, with respect to Grandfathered Amounts, distributions shall be made as soon as practicable following an Appendix A Participant’s Termination Date. Installment payments shall be made as soon as practicable following an Appendix A Participant’s Retirement date (age 50) or death, with respect to Grandfathered Amounts. Payments made pursuant to an in-service distribution election with respect to Grandfathered Amounts shall be made on or before the last working day of April of the plan year in which such payment was elected to be made. Within the specific time periods described in this Appendix A, the Company shall have sole discretion to determine the specific timing of the payment of any Grandfathered Amounts under the Plan. The provisions of subsection 5.4 of the Plan shall apply only to Non-Grandfathered Amounts for Appendix A Participants.
A-10.    Use of Terms. Terms used in this Appendix A with respect to the Plan shall, unless defined in this Appendix A, have the meanings of those terms as defined in the Plan. All of the terms and provisions of the Plan shall apply to this Appendix A.